                                                                    EXHIBIT 99
KV PHARMACEUTICAL COMPANY
                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                               [KV
                                               PHARMACEUTICAL logo]



                             FOR IMMEDIATE RELEASE


   KV PHARMACEUTICAL COMPANY PROVIDES ADDITIONAL FINANCIAL, BUSINESS SEGMENT AND PRODUCT INFORMATION ON A PRELIMINARY BASIS FOR SECOND QUARTER OF FISCAL
                                     2009

                    DISCUSSES FACTORS AFFECTING PREVIOUSLY
                         DISCLOSED PRELIMINARY RESULTS

          COMPANY REPORTS ESTIMATED LOSS OF $3 MILLION FOR THE SECOND
  QUARTER OR, A LOSS OF $0.06 PER DILUTED CLASS A COMMON SHARE; AND ESTIMATED SIX-MONTH NET INCOME OF $9.5 MILLION, OR $0.19 PER DILUTED CLASS A COMMON SHARE

                   SECOND QUARTER NET REVENUES DECREASE 17%
                      SIX-MONTH NET REVENUES INCREASE 2%

       COMPANY WITHDRAWS REVENUES AND EARNINGS GUIDANCE FOR FISCAL 2009

St. Louis, MO - November 17, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb) today released additional information regarding its preliminary fiscal 2009 second quarter and six-month results. The information presented herein, including net income (loss) and earnings (loss) per share amounts, is preliminary and may be adjusted based on the outcome of the Audit Committee inquiry (see later comments) and the process of completing the interim financial statements. The financial results presented herein have not been reviewed by KPMG LLP, the Company's independent registered public accounting firm.

Although the Company has not completed all procedures to finalize its results for the second quarter and six-month periods ended September 30, 2008, the Company estimates that net revenues for the second quarter of fiscal 2009 will be $144.3 million, compared to $172.9 million for the second quarter of fiscal 2008. Six-month net revenues for fiscal 2009 are estimated to be $293.2 million, compared to $287.3 million for the first six months of fiscal 2008.

Net loss for the second quarter of fiscal 2009 is estimated to be $3.0 million, or $0.06 per diluted Class A common share, compared to net income of $40.2 million, or $0.70 per diluted Class A common share, for the second quarter of fiscal 2008. Net income for the six-month period ended September 30, 2008 is estimated to be $9.5 million, or $0.19 per diluted Class A common share, compared to $46.4 million, or $0.82 per diluted Class A common share, for the first six months of fiscal 2008.

"While we are extremely disappointed with our results for the second quarter and six months of the current fiscal year, these results were partially impacted by various items which we believe will not unfavorably affect our financial performance moving forward," said Marc S. Hermelin, KV's Chairman and CEO. "Manufacturing interruptions and inefficiencies, which we believe will be corrected by the end of the fiscal year, reduced the production output of several of our generic products which, when combined with higher-than-expected demand from our customers on various products, including metoprolol succinate extended-release tablets and oxycodone, resulted


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

in unshipped open orders in the amount of approximately $18.0 million as of September 30, 2008. Open orders increased approximately $8.0 million from June 30, 2008. The Company is focusing substantial attention and resources to resolve these issues. We believe our second quarter performance represented an interruption in our growth, but our underlying business is fundamentally healthy. We remain optimistic about our future."

Mr. Hermelin added, "Despite the challenges faced in the second quarter, we ended the second quarter with $159 million in cash, cash equivalents and marketable securities on our balance sheet and a healthy debt-to-equity ratio of 0.58-to-1. We are using this financial strength to invest in our product pipeline of branded and generic products that we expect will support our longer-term growth. With strong cash flows, a healthy balance sheet, and a successful track record of developing products internally, and our ability to acquire promising new products, we remain optimistic about our future growth prospects. We anticipate Gestiva(TM), if approved and launched later this year, will become, over time, one of the most significant contributors to Ther-Rx revenues."

We expect comparative results for the second quarter year over year to be negatively impacted by the following items:

-----------------------------------------------------------------------------------------------------------------
                                DESCRIPTION                                         IMPACT ON DILUTED EPS
-----------------------------------------------------------------------------------------------------------------
Unabsorbed labor and overhead and inventory write-offs related to
manufacturing interruptions and inefficiencies in certain generic products                 ($0.07)
-----------------------------------------------------------------------------------------------------------------
Payments to customers related to delayed supply of certain specialty
generic products                                                                           ($0.02)
-----------------------------------------------------------------------------------------------------------------
$2.0 million charge related to the settlement of previously disclosed
Alabama pricing litigation                                                                 ($0.02)
-----------------------------------------------------------------------------------------------------------------
Expenses associated with the voluntary recalls of certain generic products                 ($0.06)
-----------------------------------------------------------------------------------------------------------------
Foreign currency mark-to-market transaction loss related to investments
denominated in the Indian Rupee                                                            ($0.01)
-----------------------------------------------------------------------------------------------------------------
Lower interest income                                                                      ($0.02)
-----------------------------------------------------------------------------------------------------------------
Increased expenses associated with branded product sales and marketing due                 ($0.10)
to addition of 50 sales and marketing employees and continued expenses associated with the launch of Evamist
-----------------------------------------------------------------------------------------------------------------
Expected Metoprolol 100mg and 200mg  price and volume decline due to                       ($0.30)
expiration of exclusive marketing period
-----------------------------------------------------------------------------------------------------------------
Discontinued Cough/cold products                                                           ($0.05)
-----------------------------------------------------------------------------------------------------------------
Lower Ther-Rx net revenues on key product lines due to prior year price
increase buy-ins and increased generic competition                                         ($0.08)
-----------------------------------------------------------------------------------------------------------------
Planned increase in research and development spending to support new
product development pipeline                                                               ($0.05)
-----------------------------------------------------------------------------------------------------------------
All other                                                                                   $0.02
-----------------------------------------------------------------------------------------------------------------
TOTAL                                                                                      ($0.76)
=================================================================================================================

GUIDANCE UPDATE
---------------

The Company is withdrawing its previously issued revenue and earnings guidance for fiscal 2009.

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FINANCIAL REVIEW
----------------

     NET REVENUES
     ------------

                                                      PERCENT            F2009             F2008        PERCENT
                        F2Q09            F2Q08        CHANGE          SIX MONTHS        SIX MONTHS       CHANGE


Ther-Rx                $  43.4         $   53.2       (18.4%)           $  94.3          $  103.2          (8.7%)

ETHEX                     95.6            114.9(1)    (16.8%)             187.9             175.4(1)        7.1%
Particle Dynamics          5.3              4.8        10.4%               11.0               8.7          26.9%
----------------------------------------------------------------   -----------------------------------------------
   Consolidated        $ 144.3         $  172.9       (16.5%)           $ 293.2          $  287.3           2.1%

(1) Included the launch of the 100mg and 200mg strengths of metoprolol succinate extended-release tablets with a 180-day exclusivity period.

The decreases in Ther-Rx net revenues for the three and six-month periods were due primarily to lower sales of our two anti-infective brands, Clindesse(R) and Gynazole-1(R), and decreased sales from our hematinic product line. Sales of Clindesse(R) decreased 23.2% to $11.5 million for the quarter and 15.5% to $16.4 million for the six-month period, while sales of our hematinic products decreased 23.8% to $12.5 million and 10.8% to $21.6 million during the three- and six-month periods, respectively. These decreases resulted primarily from larger-than-normal customer purchases ($5.3 million for Clindesse(R) and $4.2 million for the hematinic products) that occurred during the comparative prior year quarter in anticipation of September 2007 price increases. In addition, sales of our hematinic products were lower during the quarter because of increased generic competition. Net sales of Gynazole-1(R) declined $1.2 million, or 30.1%, and $2.8 million, or 21.2%, for the three- and six-month periods, respectively, due primarily to a decline in the overall demand for intra-vaginal products.

The decrease in ETHEX net revenues for the quarter resulted primarily from a $28.6 million reduction in sales of certain existing cardiovascular products, offset in part by $15.8 million of sales of the 25 mg and 50 mg strengths of metoprolol succinate extended-release tablets ("metoprolol"). We began shipping the 25 mg and 50 mg strengths upon approval in March 2008 and May 2008, respectively. The decrease in sales of certain existing cardiovascular products for the quarter consisted of a $20.6 million decrease attributable to declining prices and an $8.0 million decrease due to lower sales volumes of our potassium chloride products and the 100 mg and 200 mg strengths of metoprolol. The impact of declining prices was due primarily to $25.1 million of price erosion on the 100 mg and 200 mg strengths of metoprolol partially offset by the impact of price increases on our potassium chloride products. We were the first company to file with the FDA for generic approval of the 100 mg and 200 mg dosage strengths of metoprolol and were accorded the opportunity for a 180-day exclusivity period that ended in January 2008. During the 180-day exclusivity period, we were able to offer these products at higher prices.

The increase in net revenues for the six-month period was due primarily to $28.3 million of sales of the 25 mg and 50 mg strengths of metoprolol. Sales for the six-month period included a $44.2 million increase in sales volume of our existing products, offset in part by a $43.4 million decline in sales due to lower pricing. These fluctuations were due primarily to the impact of lower prices, offset in part by higher volumes, on year-to-date sales of the 100 mg and 200 mg strengths of metoprolol. ETHEX net revenues for the three- and six-month periods were also impacted by reductions in sales from our cough/cold product line of $7.9 million and $16.6 million, respectively that we discontinued at the end of the prior fiscal year as a result of regulatory developments. In addition, we had unshipped open orders of generic products at the close of the second quarter of 2009 that approximated $18.0 million of net revenues. These unshipped orders resulted primarily from higher-than-expected demand from our customers for metoprolol and manufacturing interruptions and inefficiencies that resulted in abnormally low production during the quarter.

GROSS PROFIT
------------

Gross profit decreased for the second quarter by $37.0 million and for the six-month period by $8.2 million compared to the respective prior year periods due to reduced sales levels experienced by our specialty generics/non-branded and branded product segments, including price reductions on the 100 mg and 200 mg strengths of metoprolol following the end of their 180-day exclusivity period.

Gross profits were further reduced in the second quarter by $6.1 million of costs associated with unabsorbed labor and overhead and inventory write-offs related to abnormally low production levels caused by manufacturing

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interruptions and inefficiencies experienced during the quarter. The Company anticipates returning to normal operating conditions by the end of the current fiscal year.

Consolidated gross margins for the second quarter of fiscal 2009 were 62.9% compared to 73.9% for the second quarter of 2008. Ther-Rx gross margins remained relatively constant at 90.2%, compared to 90.6% in the prior year quarter while gross margins for ETHEX declined from 69.6% to 60.5%.

Consolidated gross margins for the first six months were 66.3%, compared to 70.5% for the first six months of fiscal 2008, or a reduction of 6.0%. Ther-Rx gross margins through six months were 89.6%, up from 89.2%. ETHEX gross margins decreased to 60.5%, compared to 64.9% for the first six months of fiscal 2008.

OPERATING EXPENSES
------------------

Operating expense comparisons for the second quarter and six-month period of the current fiscal year versus the prior year periods were impacted by:

     o Increased R&D expenditures of 38.7% and 40.5% for the second quarter and six-month period, respectively, due primarily to the continued development of our product development pipeline for both branded and generic/non-branded products and an increased level of spend for clinical trials;
     o An in-process R&D charge of $2.0 million in connection with the purchase of Gestiva(TM) recorded in the first quarter of the current year;
     o Increases in selling and administrative expenses of $20.5 million in the second quarter and $37.5 million in the six-month period due to:

         - Increased personnel costs of $2.9 million and $5.5 million, respectively;
         - Increased legal and professional fees of $2.8 million and $3.3 million, respectively, due in part to $1.3 million of expenses incurred related to the Audit Committee investigation;
         - Increased branded marketing and promotional expenses of $5.3 million and $10.9 million, respectively, related to the launch of Evamist(TM) coupled with increased promotion of our existing branded products;
         - Increases of $1.9 million and $3.4 million, respectively, in costs associated with redistribution fees paid to certain customers for single point shipping service;
         - A $2.0 million accrual recorded in the fiscal 2009 second quarter pursuant to an agreement with the State of Alabama, which led to the settlement of a suit brought against ETHEX regarding Medicaid pricing;
         - First quarter fiscal 2009 marketing expense of $4.6 million associated with the launch and supply of the 25 mg and 50 mg strengths of metoprolol succinate extended-release tablets; and
         - Expenses associated with the recall of certain generic products of $5.2 million in the second quarter of fiscal 2009.

NET INCOME (LOSS)
-----------------

The Company estimates that net loss for the second quarter of fiscal 2009 was $3.0 million, or $0.06 per diluted Class A common share, compared to net income of $40.2 million, or $0.70 per diluted Class A common share for the second quarter of fiscal 2008.

Net income for the six-month period ended September 30, 2008 was estimated to be $9.5 million, compared to $46.4 million for the first six months of fiscal 2008. Income per diluted Class A common share for the six-month period of fiscal 2009 was estimated to be $0.19 compared to $0.82 for the first six months of fiscal 2008.

FINANCIAL CONDITION
-------------------

The Company's liquidity remains strong with cash, cash equivalents and marketable securities (excluding illiquid auction rate securities) at the end of the second quarter of $159.0 million. KV's cash flow from operating activities


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

in the first six months of fiscal 2009 was $41.0 million compared to $31.0 million in the first six months of fiscal 2008. The increase in cash flow from operations was due primarily to higher working capital requirements to support the launch of the 100 mg and 200 mg strengths of metoprolol during the second quarter of fiscal 2008. The products generated sales of $49.7 million at launch and contributed to a significant increase in accounts receivable at the end of the quarter. The increase in accounts receivable reduced cash flow from operations for the six months ended September 30, 2007 by $52.3 million. This compares to a decline in accounts receivable for the six months ended September 30, 2008 which increased cash flow from operations by $11.7 million. KV also had a healthy debt-to-equity ratio of 0.58-to-1 at that date. Total debt outstanding at September 30, 2008 was $268.5 million. Also at September 30, 2008, the Company had a $320 million credit facility, from which $30 million has been drawn.

UPDATE ON AUDIT COMMITTEE INQUIRY
---------------------------------

As previously announced, the Audit Committee, with the assistance of legal counsel, including legal counsel experienced in FDA matters, as well as other advisers, is conducting an internal investigation with respect to a range of specific allegations, from multiple sources, involving, among other items, FDA regulatory and other compliance matters and management misconduct. One previously announced FDA recall of a Company product is associated with the investigation as are two new recalls involving several products dated November 7 and November 10, 2008. The Audit Committee presently intends to complete its investigation, deliver its findings and issue its recommended remedial actions before the end of December 2008. The timing of the review delayed the filing of the Company's Form 10-Q for the quarter ended September 30, 2008. Accordingly, results presented herein, including net income (loss) and earnings (loss) per share amounts, are preliminary and may be adjusted based upon the outcome of the review and the process of completing the interim financial statements. Upon completion of the review, the Company will disclose the results and finalize its results of operations for the second quarter and year-to-date period of the current fiscal year.

PRODUCT RECALLS
---------------

As previously announced in the Company's Form 10-Q for the first quarter of fiscal 2009, ETHEX initiated voluntary recalls of certain lots of morphine sulfate 30 mg and 60 mg extended-release tablets as a precaution due to the possible presence of oversized tablets, following receipt of two field reports from pharmacists who each identified a single such tablet but did not dispense them. We accrued a liability of $0.9 million in the fourth quarter of fiscal 2008 for the anticipated cost of the recall and increased this accrual by $0.4 million in the second quarter of fiscal 2009.

On October 15, 2008, ETHEX initiated a voluntary recall to the consumer level of three specific lots of dextroamphetamine sulfate 5 mg tablets as a precaution due to the possible presence of oversized tablets. We accrued an estimated liability of $0.1 million in the second quarter of fiscal 2009 for the anticipated cost of this recall. On November 7, 2008 ETHEX initiated a voluntary recall to the consumer level as a precaution due to the possible presence of oversized tablets of specific lots of five generic products in various strengths: propafenone HCL tablets, isosorbide mononitrate extended release tablets, morphine sulfate 15 mg extended release tablets, morphine sulfate immediate release tablets and the 10 mg strength of dextroamphetamine sulfate tablets. The recall involved multiple lots for which we accrued an estimated liability of $2.1 million in the second quarter. On November 10, 2008, ETHEX initiated a voluntary recall to the retail level as a precaution due to the possible presence of oversized tablets. This ETHEX recall affected multiple lots of 18 generic/non-branded products for which we accrued an estimated liability of $2.8 million in the second quarter. No report of any oversized tablets from any of the lots of the products involved in these three October/November recalls has been received by ETHEX from any wholesaler, retailer, consumer or caregiver.

As previously announced in the Company's Form 10-Q for the first quarter of fiscal 2009, as a result of the recall in June 2008 of the morphine sulfate extended release tablets, the Company has received multiple adverse event reports from individuals alleging that their adverse events were a result of taking oversized tablets. The Company's subsidiary, ETHEX Corporation, was named as a defendant in a product liability case filed in federal court in June 2008. During October 2008, three additional lawsuits were filed against ETHEX and/or the Company in various state and federal courts with respect to alleged injuries, including a wrongful death case, pertaining to these morphine sulfate extended release products, one of which was filed in federal court and is seeking to have a

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

nationwide class certified. The Company cannot provide any assurance that additional lawsuits may not be filed in the future with respect to these products. The Company intends to vigorously defend its interests in these litigations or in the event of future litigation involving these products; however, it cannot give any assurance it will prevail.

AUCTION RATE SECURITIES
-----------------------

During the second quarter, the Company was able to liquidate $0.4 million of its auction rate securities and expects to redeem an additional $10.0 million, which are currently classified as current assets, at par plus accrued interest in the third quarter. As of September 30, 2008 the Company held $70.8 million of auction rate securities remaining after the expected redemption noted above, which are currently illiquid and classified as non-current investments.

BUSINESS SEGMENT REVIEW
-----------------------

ETHEX CORPORATION
-----------------

Highlights for our ETHEX business include:

     o Contribution of $72.6 million in net sales for the first six months of fiscal 2009 from all four strengths of metoprolol succinate extended-release tablets, of which $37.1 million was recognized in the Company's fiscal 2009 second quarter;
     o Overall generic market share of 50.2% in combined four strengths of metoprolol succinate extended-release tablets; and
     o Increase in pain management net revenues of $2.8 million, or 12.0% in the first six-months of fiscal 2009, compared to the corresponding period of the prior year.

ETHEX CORPORATION FINANCIAL PERFORMANCE

Net sales of ETHEX for the second quarter decreased 16.8% from fiscal 2008 net revenues to $95.6 million. Net revenues for the first six-months of fiscal 2009 were up 7.1% to $187.9 million compared to net revenues in the prior year period of $175.4 million.

The decrease in the net sales of specialty generic/non-branded products for the second quarter resulted primarily from a reduction in prices that came from normal and expected price reductions and volume on the 100 mg and 200 mg strengths of metoprolol succinate extended-release tablets following the end of their 180-day exclusivity period, as well as from the production interruptions and inefficiencies described earlier that created increased backlogs in certain generic products.

The price erosion we experienced on the 100 mg and 200 mg strengths was partially offset by $28.3 million of sales generated from the 25 mg and 50 mg strengths of metoprolol succinate extended-release tablets.

Sales for the fiscal 2009 six-month period were supplemented by a $44.2 million increase in sales volume of our existing products, offset in part by a $43.4 million decline in sales due to lower pricing. Specialty generic/non-branded net revenues were also impacted during the first six months by the reduction in sales of $16.6 million from our discontinued cough and cold product line and unshipped open orders of approximately $18 million as of September 30, 2008, resulting from higher-than-expected demand from our customers for certain generic products combined with manufacturing interruptions and inefficiencies.

Our internal development capabilities have produced successful products in the past such as diltiazem HCl extended-release capsules and metoprolol succinate extended release tablets and we expect to continue to introduce products into the market from our growing pipeline of products including our pending ANDA Paragraph IV filings such as:

     o   Metadate CD(R) - 40 mg, 50 mg, and 60 mg strengths
     o   Razadyne(R) ER - 8 mg, 16 mg, and 24 mg strengths

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     o   Ritalin LA(R) - 10 mg, 20 mg, 30 mg, and 40 mg strengths,
     o OxyContin(R) - 10 mg, 15 mg, 20 mg, 30 mg, 40 mg, 60 mg, and 80 mg strengths

In the products listed above, the Company believes it has first-to-file status on the 30 mg and 60 mg strengths of the generic equivalent to OxyContin(R). According to independent data, these two strengths are currently annualizing at approximately $174 million. The Company also believes that it is first-to-file on the 10 mg strength of Ritalin LA(R).

THER-RX CORPORATION
-------------------

THER-RX CORPORATION FINANCIAL PERFORMANCE

Net revenues for the Company's branded subsidiary were $43.4 million for the second quarter, a decrease of 18.4%, compared to $53.2 million in the prior year quarter and $94.3 million for the first six months compared, to $103.2 million for the first six months of fiscal 2008, or a decline of 8.7%.

These decreases were due primarily to lower sales in our anti-infective and the non-promoted segment of our hematinic product lines. These decreases resulted mainly from lower sales volumes as larger-than-normal customer purchases were made for such products during the comparative prior quarter in anticipation of a price increase in September 2007, an increase in generic competition for the hematinic products, and a decline in overall demand for Gynazole-1(R). Although sales from our advanced prescription nutritional line decreased slightly for the quarter and six-month periods, as of September 2008, Ther-Rx prescription prenatal vitamins comprised 43.5% of the total branded prescription vitamin market, and Ther-Rx marketed four of the top ten branded prescription prenatal vitamins in the United States.

ANTI-INFECTIVE PRODUCTS

Net revenues for Clindesse(R) decreased 23.2% to $11.5 million for the quarter and 15.5% to $16.4 million for the six-month period, respectively. However, Clindesse(R) still achieved modest share growth in total prescriptions, capturing 27.8% of all total prescription volume in the intra-vaginal BV market at the end of the second quarter, more than all other clindamycin-based intra-vaginal products combined.

Gynazole-1(R) net revenues declined $1.2 million, or 30.1% and $2.8 million, or 21.2% to $2.8 million and $10.4 million in net revenues for the three-month and six-month periods respectively. The declines in sales for Gynazole-1(R) were due primarily to a decline in volume within the intra-vaginal segment of the prescription market, compared to the volume growth of the predominantly generic oral segment of the prescription market.

Combined Clindesse(R) and Gynazole-1(R) contributed $26.9 million in net sales to Ther-Rx year-to-date.

ORAL IRON SUPPLEMENTATION PRODUCTS

Generic intrusion has occurred on certain non-promoted products within the franchises of Chromagen(R) and Niferex(R), resulting in a decline in second quarter fiscal 2009 revenues of $3.0 million, and $1.2 million, respectively, when compared to the second quarter of fiscal 2008. The Company is actively pursuing life cycle management activities for these brand franchises, as well as others, to actively respond to generic competition with new products in the future.

Repliva 21/7(R) continues to achieve new and total prescription volume and market share highs. Repliva 21/7(R) has solidified its position as the #1 branded oral prescription iron product in the United States. At the end of September 2008, Repliva 21/7(R) had reached 6.4% total prescription market share, its 10th consecutive quarter of total prescription share growth. In terms of volume, Repliva 21/7(R) posted a 30% increase in total prescription volume versus the year-ago period, generating nearly 200,000 prescriptions for the quarter.

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For the second quarter and first six months of fiscal 2009, Repliva 21/7(R)
contributed net revenues of $5.1 million and $8.0 million, respectively, up 5.2% and 12.9%.

Through the first six months of fiscal 2009, the oral iron supplement products have contributed $21.6 million in net sales, compared to $24.2 million in net sales during the first six months of fiscal 2008, a decline of 10.8%.

ADVANCED PRESCRIPTION NUTRITIONALS

The Ther-Rx line of prescription prenatal vitamins contributed $13.9 million in net revenues in the recently completed quarter, compared to $14.3 million net revenues in the prior year period, a decrease of 3.0%. For the quarter ended September 2008, Ther-Rx's nutritional portfolio volume was 77% higher than the next closest branded prescription prenatal vitamin franchise. Net revenues year-to-date for this product line were $40.6 million, down 0.9%, compared to net revenues of $40.9 million reported for the first six months of fiscal 2008.

The PrimaCare(R) brand continues to be the #1 brand among prescription prenatal vitamins containing omega-3's in the United States. As of the end of September 2008, PrimaCare(R) and PrimaCare ONE(R) comprised more than 45% of the growing omega-3 segment for branded prescription prenatal products, with PrimaCare ONE(R) remaining the #1 prescription prenatal vitamin in the United States. PrimaCare ONE(R) continued to grow its branded total prescription share by achieving a 28.3% share at the end of September 2008, up from 24.3% in the corresponding prior year period. At the end of the second quarter of fiscal 2009, Ther-Rx's PrimaCare(R) brand franchise market shares leads the next closest omega-3 competition franchise market share by nearly three to one.

Along with marketing the #1 prescription prenatal vitamin product in the United States, PrimaCare ONE(R), Ther-Rx is currently promoting its next advancement in this market with the introduction of PrimaCare(R) Advantage. PrimaCare(R) Advantage provides the most comprehensive formula in a prescription prenatal vitamin with the most total omega-3 essential fatty acids, including the most DHA and the most EFA.

EVAMIST(TM)

Since its launch in March 2008, Evamist, the Company's unique transdermal spray for estrogen therapy, has been able to capture a 3.1% new prescription market share in the transdermal estrogen therapy market as of September 2008.

Evamist(TM) total prescription volume grew from the first quarter of fiscal 2009 to the second quarter. In terms of new-to-brand performance (NBRx: defined as new patients to the category plus switches from other brands), Evamist's(TM) market share of the transdermal estrogen therapy market exceeded 10.0% for the month of September 2008. Evamist(TM) has already become the third most prescribed product in terms of NBRx share in the total non-vaginal estrogen therapy market, within the first six months since its launch.

Recent weekly NBRx trends for Evamist(TM) continue to grow and have now exceeded a 12% market share of the transdermal estrogen therapy market. We anticipate that with continued NBRx market share growth in the transdermal segment of the estrogen therapy market, Evamist(TM) could become a significant contributor to the Ther-Rx women's healthcare franchise.

Gestiva(TM)
-----------

In January 2008, the Company entered into a definitive product purchase agreement to acquire full U.S. and worldwide rights to Gestiva(TM) (17-alpha hydroxyprogesterone caproate injection) upon FDA approval of the pending New Drug Application for this product.

The pending NDA seeks approval of Gestiva(TM), which has been granted Orphan Drug Designation by the FDA, for use in the prevention of pre-term birth in women with a singleton pregnancy who have a history of a singleton spontaneous pre-term birth (less than 37 weeks).

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The original PDUFA date, by which the FDA was expected to make a decision on the Gestiva(TM) NDA of October 24, 2008, has been extended by the FDA for 90 days to January 25, 2009. KV has stated that the revised PDUFA date is not expected to impact the Company's plans regarding the launch of Gestiva(TM) during the fourth quarter of fiscal 2009, assuming approval on or before that date.

We anticipate that Gestiva(TM), if approved and launched this fiscal year, will become one of the most significant contributors to Ther-Rx revenues.

ADDITIONAL AGREEMENT WITH ACRUX
-------------------------------

In August 2008, the Company announced a significant expansion of its commercial collaboration with Australian drug delivery company, Acrux (ASX:
ACR), under which KV will seek to incorporate Acrux's unique spray technology for delivering drugs through the skin in up to six additional new branded products to be designated by KV for future development.

These new products, upon completion of development and necessary regulatory approvals, would be launched by KV's Ther-Rx, branded subsidiary, for sale in the United States and for certain products on a worldwide basis. The agreement also provides a framework for the potential to add further products in the future for sale in the United States and/or on a worldwide basis. The agreement is consistent with the Company's goal of expanding Ther-Rx into new therapeutic areas. To date, three of these products are currently in the pre-clinical development stage.

CLOSURE TO STOCK OPTION REVIEW
------------------------------

In August 2008, the U.S. District Court for the Eastern District of Missouri gave final approval to the settlement agreement in the derivative lawsuit that had been brought against the Company. The 30-day appeal period has passed, officially closing out all remaining legal issues associated with this suit. The Company also has received formal notification from the staff of the Securities and Exchange Commission stating that the investigation has been completed and that the Staff does not intend to recommend any enforcement action by the Commission.

OUTLOOK FOR THE REMAINDER OF FISCAL 2009
----------------------------------------

Due to the Audit Committee Inquiry and the anticipated delay in the filing of the Company's Form 10-Q, KV has withdrawn its previously issued guidance for fiscal 2009 financial performance. However, the Company will update its expectations on previously discussed fiscal 2009 milestones and year-end financial performance as follows:

     o With its PDUFA date delayed until January 25, 2009, the Company still expects approval launch and meaningful contribution from Gestiva(TM) in the fourth quarter of fiscal 2009;
     o The Company continues to anticipate five ANDA/NDA approvals from the FDA during the remainder of fiscal 2009;
     o The Company expects a 40-45% increase in R&D spend for the remainder of fiscal 2009 compared to the corresponding period of fiscal 2008.

ABOUT KV PHARMACEUTICAL COMPANY
-------------------------------

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

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ABOUT EVAMIST(TM)
-----------------

Evamist(TM), the first and only estradiol transdermal spray, delivers a low dose of plant-based estradiol and provides convenient relief of moderate-to-severe vasomotor symptoms, reducing both the frequency and severity of hot flashes. Evamist(TM) utilizes metered-dose technology to deliver a consistent and accurate dose of estradiol when sprayed on the inner forearm, drying in a median of 67 seconds. Patients should wait at least 2 minutes after applying Evamist(TM) before dressing. The Company anticipates the Evamist(TM) U.S. market potential to be approximately $125 million in peak annual net sales with gross margins consistent with those currently being achieved by Ther-Rx Corporation.

ABOUT ESTROGEN THERAPY
----------------------

Estrogen therapy ("ET") is the medical administration of estrogen to supplement the hormones which the ovaries no longer produce, due to natural or surgical menopause. ET can provide relief from the unpleasant symptoms of menopause such as hot flashes. ET products are available in oral, transdermal patch, injectible and transdermal gel/lotion formulations.

Evamist(TM) is indicated for the treatment of moderate-to-severe vasomotor symptoms due to menopause.

------------------------------------------------------------------------------
WARNING--ENDOMETRIAL CANCER, CARDIOVASCULAR, AND OTHER RISKS ENDOMETRIAL CANCER Adequate diagnostic measures, including endometrial sampling when indicated, should be undertaken to rule out malignancy in all cases of undiagnosed persistent or recurring abnormal vaginal bleeding.

CARDIOVASCULAR AND OTHER RISKS Estrogens with or without progestins should not be used for the prevention of cardiovascular disease or dementia. The Women's Health Initiative (WHI) estrogen-alone substudy reported increased risks of stroke and deep vein thrombosis (DVT) in postmenopausal women (50 to 79 years of age) during 6.8 years and 7.1 years, respectively, of treatment with daily oral conjugated estrogens (CE 0.625 mg), relative to placebo. The estrogen plus progestin WHI substudy reported increased risk of myocardial infarction, stroke, invasive breast cancer, pulmonary emboli, and DVT in postmenopausal women (50 to 79 years of age) during 5.6 years of treatment with daily oral CE
0.625 mg combined with medroxyprogesterone acetate (MPA 2.5 mg), relative to placebo. The Women's Health Initiative Memory Study (WHIMS), a substudy of the WHI, reported increased risk of developing probable dementia in postmenopausal women 65 years of age or older during 5.2 years of treatment with daily CE
0.625 mg alone and during 4 years of treatment with daily CE 0.625 mg combined with MPA 2.5 mg, relative to placebo. It is unknown whether this finding applies to younger postmenopausal women. In the absence of comparable data, these risks should be assumed to be similar for other doses of CE and MPA and other combinations and dosage forms of estrogens and progestins. Because of these risks, estrogens with or without progestins should be prescribed at the lowest effective doses and for the shortest duration consistent with treatment goals and risks for the individual woman.
------------------------------------------------------------------------------

In a clinical trial with Evamist(TM), the most common side effects were headache, breast tenderness, nasopharyngitis, nipple pain, back pain, nausea, and arthralgia.

Evamist(TM) should not be used in women with undiagnosed abnormal genital bleeding; known, suspected, or history of breast cancer; known or suspected estrogen-dependent neoplasia; active deep vein thrombosis, pulmonary

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

embolism, or history of these conditions; active or recent arterial thromboembolic disease; liver dysfunction or disease; or known or suspected pregnancy.

FULL PRESCRIBING INFORMATION FOR EVAMIST IS AVAILABLE AT www.evamist.com

SAFE HARBOR
-----------

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim"," believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, all statements pertaining to the Company's Outlook for the Remainder of Fiscal 2009 (and the statements therein), the completion of the Audit Committee inquiry, expected Gestiva(TM) net revenues, first-to-file status of products, the development, regulatory approval, launch and commercial success of Gestiva(TM) and Evamist(TM) and all statements pertaining to product development, product launches, regulatory approvals, expectations of the impact of R&D and marketing and promotional expenditures, the expected redemption at par and return to liquidity of the Company's auction rate securities, litigations involving the Company's ANDA filings, market position, growth prospects, acquisitions, market potential for sales of the Company's products, including Evamist(TM), revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals such as Gestiva(TM) and the ANDA's discussed above, including timing and labeling, bearing in mind that any FDA approvals are never certain, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the introduction and impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the planned launch of Gestiva(TM), including the possibility that any product launch, including the launch of Gestiva(TM) may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive responses to the Company's sales, marketing and strategic efforts, including the introduction or potential introduction of generic or competing products against products sold by the Company and its subsidiaries; (13) risks that the Company may not ultimately prevail in litigation, including challenges to our intellectual property rights by actual or potential competitors or to our ability to market generic products due to brand company patents and challenges to other companies' introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to herein and in Note 16 of the Notes to the Consolidated Financial Statements in the Company's Form 10-Q for the quarter ended June 30, 2008;
(14) the possibility that KV's current estimates of the financial effect of certain previously announced product recalls could prove to be incorrect; (15) whether any product recalls or product introductions results in litigation, agency action or material damages; (16) the possibility that the findings of the Audit Committee inquiry referenced herein and in the Company's Form 10-Q for the quarter ended June 30, 2008, and/or finalizing the Company's financial statements for the first and second quarters of fiscal 2009, could have a material impact on the Company's previously reported or future financial results; (17) the satisfaction or waiver of the other closing conditions in the Gestiva(TM) acquisition agreement in addition to those noted above; (18) the possibility that the auction rate securities held by the Company may not return to liquidity or at their face value; and (19) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.